UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Shattuck Labs, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

500 W. 5th Street, Suite 1200, Austin, Texas 78701

NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2022

To the Stockholders of Shattuck Labs:

Shattuck Labs, Inc. (the “Company”) will hold its 2022 Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, June 7, 2022, at 11:00 a.m. Eastern Time. The Annual Meeting will be a virtual meeting conducted exclusively online via live audio webcast at the unique link that will be emailed to you approximately one hour prior to the meeting after you register in advance. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

(1)	To elect the two Class II director nominees named in the Proxy Statement to serve until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

(3)	To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed April 14, 2022 as the record date. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Instructions for registering for and accessing the virtual Annual Meeting are provided in the Proxy Statement. In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the meeting chair or secretary will convene the meeting at 12:00 p.m. Eastern Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair or secretary. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at https://ir.shattucklabs.com/investor-relations.

By Order of the Board of Directors, /s/ Dr. Taylor Schreiber
Dr. Taylor Schreiber Chief Executive Officer and Director Austin, Texas April 21, 2022

Whether or not you expect to participate in the virtual Annual Meeting, please vote as promptly as possible in order to ensure your representation at the Annual Meeting. You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

LEGAL MATTERS

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to Be Held on June 7, 2022. The Proxy Statement and Annual Report for the year ended December 31, 2021 are available at www.proxydocs.com/STTK.

Forward-Looking Statements. The Proxy Statement may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements, other than statements of historical facts, included in the Proxy Statement are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in the Proxy Statement. Such risks, uncertainties and other factors include those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (“SEC”) and other subsequent documents we file with the SEC. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Website References. Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the Proxy Statement.

Use of Trademarks. Shattuck Labs is the trademark of Shattuck Labs, Inc. Other names and brands may be claimed as the property of others.

500 W. 5th Street, Suite 1200, Austin, Texas 78701

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

What Is the Purpose of These Proxy Materials?

We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Shattuck Labs, Inc. (“we,” “us,” “our” or the “Company”) for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on June 7, 2022 at 11:00 a.m. Eastern Time, or at any other time following adjournment or postponement thereof. You are invited to participate in the Annual Meeting and to vote on the proposals described in this Proxy Statement. The proxy materials are first being made available to our stockholders on or about April 21, 2022.

Why Did I Receive a Notice of Internet Availability?

Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing the proxy materials to our stockholders primarily via the Internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.

Why Are We Holding a Virtual Annual Meeting?

We have adopted a virtual meeting format for the Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this expands stockholder access, improves communications and lowers our costs while reducing the environmental impact of the meeting. Utilizing a virtual meeting format also helps to protect our stockholders and employees in light of the public health and safety considerations posed by the ongoing coronavirus (COVID-19) pandemic. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

Who Can Vote?

Only stockholders of record at the close of business on April 14, 2022 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote on the proposals described in this Proxy Statement. At the close of business on the Record Date, 42,378,514 shares of our common stock were issued and outstanding.

What Is the Difference between Holding Shares as a Registered Stockholder and as a Beneficial Owner?

Registered Stockholder: Shares Registered in Your Name

If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered to be, with respect to those shares of common stock, the registered stockholder, and these proxy materials are being sent directly to you by us.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that broker, fiduciary or custodian.

How Can I Participate in the Virtual Annual Meeting?

Stockholders of record as of the close of business on the Record Date are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote, ask questions and view the list of registered stockholders as of the Record Date during the meeting, stockholders will need to register in advance following the instructions below.

We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

The meeting webcast will begin promptly at 11:00 a.m. Eastern Time. Online check-in will begin approximately 15 minutes before then, and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the technical support number that will be included in the email containing your access link to the meeting. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.

Meeting Registration Process for Registered Stockholders

If your shares are registered directly in your name with our transfer agent, you can register for the Annual Meeting at either www.proxydocs.com/STTK or www.proxypush.com/STTK by following the instructions on the website. As part of the registration process, you will be asked to enter the control number located on your proxy card or Notice. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and vote and submit questions during the Annual Meeting.

Meeting Registration Process for Beneficial Owners

If your shares are held in street name, you can register for the Annual Meeting at www.proxydocs.com/STTK by following the instructions on the website. In addition, it is important that you also follow the instructions you receive from your broker, fiduciary or custodian about participating in the Annual Meeting, which may include a requirement to obtain a legal proxy from them and submit a copy during the advance registration process for the meeting.

What Am I Voting on?

The proposals to be voted on at the Annual Meeting are as follows:

(1)	Election of two Class II director nominees to serve until the 2025 Annual Meeting of Stockholders (“Proposal 1”); and

(2)	Ratification of the selection of KPMG LLP as the Company’s independent auditor for 2022 (“Proposal 2”).

How Does the Board Recommend That I Vote?

The Board recommends that you vote your shares “FOR” each director nominee in Proposal 1 and “FOR” Proposal 2.

What If Another Matter Is Properly Brought before the Annual Meeting?

As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.

How Many Votes Do I Have?

Each share of common stock is entitled to one vote on each proposal to be voted on at the Annual Meeting.

What Does It Mean If I Receive More Than One Set of Proxy Materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares are voted.

How Do I Vote?

Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote as early as possible in advance so that your vote will be counted if you later decide not to, or are unable to, virtually attend the Annual Meeting.

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or by proxy in advance of the Annual Meeting by Internet (at www.proxypush.com/STTK) or, if you requested paper copies of the proxy materials, by completing and mailing a proxy card or by telephone (at 866-870-7493).

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or you may direct your broker, fiduciary or custodian how to vote in advance of the Annual Meeting by following the instructions they provide.

What Happens If I Do Not Vote?

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder and do not vote in one of the ways described above, your shares will not be voted at the Annual Meeting and will not be counted toward the quorum requirement.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine” (which we expect includes Proposal 2). Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals (which we expect includes Proposal 1), which we refer to as a “broker non-vote.” Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary or custodian how to vote your shares on all proposals to ensure that your vote is counted.

What If I Sign and Return a Proxy Card or Otherwise Vote but Do Not Indicate Specific Choices?

Registered Stockholder: Shares Registered in Your Name

The shares represented by each signed and returned proxy will be voted at the Annual Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card. However, if you are the registered stockholder and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Board. Your shares will be counted toward the quorum requirement.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and sign and return your voting instruction form without giving specific instructions, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals.

Can I Change My Vote after I Submit My Proxy?

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:

(1)	You may complete and submit a new proxy card, but it must bear a later date than the original proxy card;

(2)	You may submit new proxy instructions via telephone or the Internet;

(3)	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at the address set forth on the first page of this Proxy Statement; or

(4)	You may vote by attending the Annual Meeting virtually. However, your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.

Your last submitted vote is the one that will be counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you must follow the instructions you receive from your broker, fiduciary or custodian with respect to changing your vote.

What Is the Quorum Requirement?

The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting must be present at the Annual Meeting, either virtually or represented by proxy, to constitute a quorum. A quorum is required to transact business at the Annual Meeting.

Your shares will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, fiduciary or custodian) or if you attend the Annual Meeting virtually and vote. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares of common stock virtually present at the Annual Meeting, either personally or by proxy, may adjourn the Annual Meeting to another time or date.

How Many Votes Are Required to Approve Each Proposal and How Are Votes Counted?

Votes will be counted by Mediant Communications Inc., the Inspector of Elections appointed for the Annual Meeting.

Proposal 1: Election of Directors

A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast “FOR” his or her election. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Broker non-votes and votes that are withheld will not be counted as votes cast on the matter and will have no effect on the outcome of the election. Stockholders do not have cumulative voting rights for the election of directors.

Proposal 2: Ratification of Independent Auditor Selection

The affirmative vote of a majority of shares of common stock present or represented at the Annual Meeting is required for the ratification of the appointment of KPMG LLP as our independent auditor. Abstentions will have the same effect as a vote “AGAINST” the matter. Broker non-votes, if any, will have no effect on the outcome of the matter.

Who Is Paying for This Proxy Solicitation?

We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing and mailing of the proxy materials. We may also reimburse brokers, fiduciaries or custodians for the cost of forwarding proxy materials to beneficial owners of shares of common stock held in “street name.”

Our employees, officers and directors may solicit proxies in person or via telephone or the Internet. We will not pay additional compensation for any of these services.

How Can I Find out the Voting Results?

We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board has fixed the number of directors constituting the Board at seven. At the Annual Meeting, the stockholders will vote to elect the two Class II director nominees named in this Proxy Statement to serve until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier resignation or removal. Our Board has nominated Drs. Neil Gibson and George Golumbeski for election to our Board. Drs. Gibson and Golumbeski have served on our Board since prior to our initial public offering in October 2020.

Our Board is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I directors, whose terms expire at the 2024 Annual Meeting of Stockholders; two Class II directors, who are up for election for a term expiring at the 2025 Annual Meeting of Stockholders; and two Class III directors, whose terms expire at the 2023 Annual Meeting of Stockholders.

Our director nominees have indicated that they are willing and able to serve as directors. However, if any of them becomes unable or, for good cause, unwilling to serve, proxies may be voted for the election of such other person as shall be designated by our Board, or the Board may decrease the size of the class and Board.

Information Regarding Director Nominees and Continuing Directors

Biographical and other information regarding our director nominees and directors continuing in office, including the primary skills and experiences considered by our Nominating and Corporate Governance Committee (the “Nominating Committee”) in determining to recommend them, is set forth below.

Name	Class	Age (as of April 21)	Position
Taylor Schreiber, M.D., Ph.D.	Class III	42	Chief Executive Officer and Director
Helen M. Boudreau(1)(2)	Class III	56	Independent Director
Tyler Brous(1)(2)	Class I	39	Independent Director
Carrie Brownstein, M.D.(3)	Class I	52	Independent Director
Neil Gibson, Ph.D.(1)(3)	Class II	66	Independent Director
George Golumbeski, Ph.D.(2)	Class II	64	Chairman of the Board
Michael Lee(3)	Class I	43	Independent Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee

Class I Directors Continuing in Office

Tyler Brous. Mr. Brous has served on our Board since September 2016. He has worked at Lennox Capital Partners, a private equity firm, since 2011, and currently serves as its Managing Director and Portfolio Manager. He has served on the board of directors of ColdQuanta, Inc., a quantum technology company, since 2020 and previously served on the board of CerSci Therapeutics, Inc., a biotechnology company, from 2018 until its sale in 2020. Mr. Brous earned his B.S. in Finance and Business from the University of Texas, where he graduated summa cum laude.

We believe Mr. Brous is qualified to serve on our Board because of his extensive experience investing in and operating biotechnology companies and his financial expertise.

Carrie Brownstein, M.D. Dr. Brownstein has served on our Board since October 2021. Dr. Brownstein has served as the Chief Medical Officer of Cellectis S.A. (Nasdaq: CLLS), a biopharmaceutical company, since April 2020, where she is responsible for overseeing clinical research and development. Previously, she served as Vice President of Global Clinical Research and Development, Therapeutic Area Head for Myeloid Diseases at

Celgene Corp., a pharmaceutical company, from July 2017 to April 2020, Executive Director of Clinical Sciences Oncology at Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN), a biotechnology company, from August 2012 to March 2017 and Senior Medical Director of Hematology and Oncology at F. Hoffmann-La Roche AG (OTCMKTS: RHHBY), a pharmaceutical company, from September 2006 to August 2012. Prior to her industry career, Dr. Brownstein practiced pediatric hematology and oncology at New York Presbyterian Columbia University and Mount Sinai Medical Center, completed her internship and residency at Columbia Presbyterian Medical Center in New York and her subspecialty training at Memorial Sloan-Kettering Cancer Center. Dr. Brownstein earned her A.B. in Psychology from the University of Michigan and her M.D. from Tufts University School of Medicine.

We believe Dr. Brownstein is qualified to serve on our Board because of her medical expertise and extensive experience in the pharmaceuticals industry.

Michael Lee. Mr. Lee has served as a member of our Board since June 2020. Mr. Lee has served as Co-Founder and Portfolio Manager at Redmile Group, LLC, a healthcare-focused investment firm based in San Francisco and New York, since 2007. Prior to Redmile, he worked as a biotechnology investor at Steeple Capital, Welch Capital Partners and Prudential Equity Group. Mr. Lee currently serves on the board of directors of Fate Therapeutics, Inc. (Nasdaq: FATE), a clinical-stage biopharmaceutical company, and IGM Biosciences, Inc. (Nasdaq: IGMS), a biotechnology company. Mr. Lee earned his B.S. in Molecular and Cellular Biology from the University of Arizona.

We believe Mr. Lee is qualified to serve on our Board because of his industry experience and experience as an investor in biotechnology companies.

Class II Director Nominees

Neil Gibson, Ph.D. Dr. Gibson has served as a member of our Board since November 2016. Dr. Gibson has served as Senior Vice President of COI Pharmaceuticals, Inc., an accelerator company focused on the creation and development of unique drug discovery companies based on innovative and disruptive technologies, since October 2016. Previously, he served as President and Chief Executive Officer of Adanate from 2017 to November 2021 and President and Chief Executive Officer of PDI Therapeutics from 2017 to June 2020, both COI Pharmaceuticals, Inc. companies. Dr. Gibson has also served in leadership roles at various biotechnology companies, including Senior Vice President of BioAtla, Inc. (Nasdaq: BCAB) from 2015 to 2016; Chief Scientific Officer of Regulus Therapeutics Inc. (Nasdaq: RGLS) from 2011 to 2015; Chief Scientific Officer and Oncology Therapeutic Area Head of Pfizer Oncology from 2007 to 2011; and Chief Scientific Officer of OSI Pharmaceuticals, Inc. from 2000 to 2007. While at Pfizer, Dr. Gibson was also a member of the Pfizer Oncology Business Unit Executive team. Dr. Gibson has served on the boards of TCR2 Therapeutics Inc. (Nasdaq: TCRR), a clinical-stage cell therapy company, and Causeway Therapeutics, a clinical-stage biopharmaceutical company, since 2017. He has served on the boards of Instil Bio, Inc. (Nasdaq: TIL), a clinical-stage biopharmaceutical company, Cullinan MICA, a biotechnology company, since 2020, and Adanate since 2022. Dr. Gibson previously served on the board of CytoSen Therapeutics, Inc., a biopharmaceutical company, from 2016 to 2019. Dr. Gibson earned his B.Sc. in Pharmacy from the University of Strathclyde in Glasgow, Scotland and his Ph.D. from the University of Aston in Birmingham, England.

We believe Dr. Gibson is qualified to serve on our Board because of his extensive experience as an executive officer in the biopharmaceutical industry, including his technical expertise related to drug discovery and development.

George Golumbeski, Ph.D. Dr. Golumbeski has served as a member of our Board since January 2018 and as our Chairman since October 2021. He has more than 30 years of experience in the biotechnology industry. He has served as a partner at Droia Genetic Disease Fund, a life sciences investment firm, since October 2020. From August 2018 to August 2019, he served as President of GRAIL, Inc., an oncology-focused healthcare company.

From March 2009 to April 2018, Dr. Golumbeski served as the Executive Vice President of Business Development of Celgene Corp., an oncology and immunology-focused pharmaceutical company, where he was responsible for forging collaborations with biotechnology companies seeking to bring breakthrough medications to people suffering from cancer and chronic inflammation. He currently serves on the board of directors of several biotechnology companies, including MorphoSys AG (Nasdaq: MOR), Sage Therapeutics, Inc. (Nasdaq: SAGE) and Carrick Therapeutics. He previously served on the boards of Enanta Pharmaceuticals Inc. (Nasdaq: ENTA) and Aura Biosciences, Inc. (Nasdaq: AURA). Dr. Golumbeski earned his B.S. in Biology from the University of Virginia and his Ph.D. in Genetics from the University of Wisconsin-Madison, and he conducted his post-doctoral research in molecular biology at the University of Colorado-Boulder.

We believe Dr. Golumbeski is qualified to serve on our Board because of his extensive management experience and service on the boards of directors of numerous biotechnology companies as well as his experience with mergers and acquisitions and in developing biopharmaceutical collaborations and partnerships.

Class III Directors Continuing in Office

Helen M. Boudreau. Ms. Boudreau has served as a member of our Board since July 2020. Ms. Boudreau has 30 years of experience across the biotechnology, pharmaceutical, consulting and banking industries. She currently serves as managing director at Estuary Ventures LLC, a board and advisory services company. From June 2018 to June 2019, she was Chief Operating Officer of the Bill & Melinda Gates Medical Research Institute, a nonprofit biotechnology company. Previously, she served as Chief Financial Officer from July 2017 to June 2018 and board member from February 2016 to July 2017 for Proteostasis Therapeutics, Inc., a clinical-stage biopharmaceutical company. From October 2014 to June 2017, she served as Chief Financial Officer for FORMA Therapeutics, Inc. (Nasdaq: FMTX), a clinical-stage biopharmaceutical company. Ms. Boudreau spent 16 years at Novartis AG (NYSE: NVS) and Pfizer Inc. (NYSE: PFE) in progressively senior finance and strategy roles, and worked earlier in her career at McKinsey & Company and Bank of America (NYSE: BAC). She is currently a member of the board of directors of Premier, Inc. (Nasdaq: PINC), a healthcare improvement company, Field Trip Health Ltd. (Nasdaq: FTRP), a psychedelic therapeutics company, and Rallybio Corp. (Nasdaq: RLYB), a biopharmaceutical company. She was previously a member of the board of Evaxion Biotech A/S (Nasdaq: EVAX), a clinical-stage AI-immunology platform company, from 2020 to 2021. Ms. Boudreau earned her B.A. in Economics from the University of Maryland, where she graduated summa cum laude, and her M.B.A. from the Darden Graduate School of Business at the University of Virginia. Ms. Boudreau is Directorship CertifiedTM by the NACD.

We believe Ms. Boudreau is qualified to serve on our Board because of her financial expertise and extensive experience with biotechnology companies.

Taylor Schreiber, M.D., Ph.D. Dr. Schreiber is a co-founder of Shattuck Labs. He served as our Chief Scientific Officer from January 2017 until January 2020, when he became our Chief Executive Officer, and has been a member of our Board since 2017. Dr. Schreiber is the lead inventor of Shattuck Labs’ ARC and GADLEN technology platforms. From March 2014 to July 2015, Dr. Schreiber served as Vice President of Research & Development of Heat Biologics, Inc. (NYSE: HTBX), an immunotherapy-focused biotechnology company, and subsequently served as Chief Scientific Officer of Heat Biologics until December 2016. From January 2011 to March 2017, he also served as Chairman of the Scientific Advisory Board of Pelican Therapeutics, Inc., an immunotherapy company. Dr. Schreiber earned his B.A. in Biology from Bucknell University and his M.D. and Ph.D. from the Sheila and David Fuente Program in Cancer Biology at the University of Miami Miller School of Medicine.

We believe Dr. Schreiber is qualified to serve on our Board because of his extensive experience in the biopharmaceutical industry.

Board Recommendation

The Board recommends a vote “FOR” the election of each of the Class II director nominees set forth above.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR SELECTION

Our Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2022. In this Proposal 2 we are asking stockholders to vote to ratify this selection. Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of KPMG as the Company’s independent auditor is not required by law or our bylaws. However, we are seeking stockholder ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the committee will reconsider its selection. Even if the selection is ratified, the committee, in its discretion, may direct the selection of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

KPMG has served as our independent auditor since 2018. The following table summarizes the audit fees billed and expected to be billed by KPMG for the indicated fiscal years and the fees billed by KPMG for all other services rendered during the indicated fiscal years. All services associated with such fees were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	Year Ended December 31,
Fee Category	2021	2020
Audit Fees(1)	$449,390	$891,723
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees	$449,390	$891,723

(1)

Consists of fees for the audit of our annual financial statements, reviews of our quarterly financial statements and services provided in connection with registration statements. Included in the 2020 audit fees are fees of $650,000 related to our initial public offering in October 2020.

(2)	Consists of fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.
(3)	Consists of fees for tax compliance, tax advice and tax planning.
(4)	Consists of fees for all other services.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted procedures requiring the pre-approval of all audit and non-audit services performed by our independent auditor in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the committee for each engagement of our auditor to perform other audit-related or other non-audit services. The committee does not delegate its responsibility to approve services performed by our auditor to any member of management. The committee has delegated authority to the committee chair to pre-approve any audit or non-audit service to be provided to us by our auditor provided that the fees for such services do not exceed $100,000. Any approval of services by the committee chair pursuant to this delegated authority must be reported to the committee at its next regularly scheduled meeting.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2021 with the Company’s management and with KPMG, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from KPMG pursuant to applicable PCAOB requirements regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG its independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

This report is provided by the following directors, who serve on the Audit Committee:

Helen M. Boudreau (Chair)

Tyler Brous

Neil Gibson, Ph.D.

Board Recommendation

The Board recommends a vote “FOR” the ratification of the selection of KPMG to serve as our independent auditor.

CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board. Our Board has adopted a set of Principles of Corporate Governance as a framework for the governance of the Company, which is posted on our website located at https://ir.shattucklabs.com/investor-relations, under “Governance.”

Board Composition

Director Nomination Process

The Nominating Committee is responsible for, among other things, overseeing succession planning for directors and building a qualified board to oversee management’s execution of the Company’s strategy and safeguard the long-term interests of stockholders. In this regard, the committee is charged with developing and recommending Board membership criteria to the Board for approval, evaluating the composition of the Board annually to assess the skills and experience that are currently represented on the Board and the skills and experience that the Board may find valuable in the future, and identifying, evaluating and recommending potential director candidates.

In identifying potential candidates for Board membership, the Nominating Committee considers recommendations from directors, stockholders, management and others, including, from time to time, third-party search firms, which it engaged in 2021, to assist it in locating qualified candidates. The committee does not distinguish between nominees recommended by stockholders and other nominee recommendations. Once potential director candidates are identified, the committee, with the assistance of management, undertakes a vetting process that considers each candidate’s background, independence and fit with the Board’s priorities. As part of this vetting process, the committee, as well as other members of the Board and the CEO, may conduct interviews with the candidates. If the committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it recommends the candidate to the full Board for appointment or nomination and to the stockholders for election at the annual meeting.

Criteria for Board Membership

In assessing potential candidates for Board membership and in assessing Board composition, the Nominating Committee considers a wide range of factors, including directors’ experience, knowledge, integrity, understanding of our business environment and specific skills they may possess that are helpful to the Company (including leadership experience, financial expertise and industry knowledge). The committee seeks to balance the experiences, skills and characteristics represented on the Board and does not assign specific weight to any of these factors. In addition, the committee generally believes it is important for all Board members to possess the highest personal and professional ethics, integrity and values, an inquisitive and objective perspective, a sense for priorities and balance, the ability and willingness to devote sufficient time and attention to Board matters, and a willingness to represent the long-term interests of all our stockholders.

Board Diversity

In addition to the factors discussed above, the Board and the Nominating Committee actively seek to achieve a diversity of occupational and personal backgrounds on the Board. The Nominating Committee considers a potential director candidate’s ability to contribute to the diversity of personal backgrounds on the Board, including with respect to gender, race, ethnic and national background, geography, age and sexual orientation. The Nominating Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board. In this regard, our current Board of seven directors has two directors who self-identify as female (28%) and one director who self-identifies as racially/ethnically diverse (14%).

In accordance with Nasdaq’s recently adopted board diversity listing standards, we are disclosing aggregated statistical information about our Board’s self-identified gender and racial characteristics and LGBTQ+ status as voluntarily confirmed to us by each of our directors.

Board Diversity Matrix

(as of April 21, 2022)

	Female	Male	Non-Binary	Did Not Disclose Gender
Total number of directors: 7	2	5	—	—
Number of directors who identify in any of the categories below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	4	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Stockholder Recommendations for Directors

It is the Nominating Committee’s policy to consider written recommendations from stockholders for nominees for director. The committee considers nominees recommended by our stockholders in the same manner as a nominee recommended by our Board members or management. Any such recommendations should be submitted to the committee as described in the section titled “Stockholder Communications” below and should include the following information: (i) all information about the nominee that is required to be disclosed pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such nominee’s written consent to being named in the proxy statement as a director nominee and to serving as a director, if elected); (ii) such person’s written consent to serving as a director, if elected, for the full term for which such person is standing for election; (iii) the name(s) and address(es) for each stockholder of record and beneficial owner of shares of common stock held in “street name” making the nomination and the number of shares of common stock that are owned beneficially and of record by each such stockholder and beneficial owner of shares of common stock held in “street name;” and (iv) such stockholder’s representation that he or she (or a qualified representative) intends to appear at the meeting to make such nomination.

Board Leadership Structure

Dr. Golumbeski serves as our independent Chairman while Dr. Schreiber serves as our Chief Executive Officer. Our Principles of Corporate Governance provide our Board with the flexibility to combine or separate the positions of Chairman and CEO. Currently, the Board believes that the roles of Chairman and CEO should be separate and that the Chairman should be an independent director as this structure fosters independent Board oversight over management and enables our independent Chairman to focus on corporate governance matters while our CEO focuses on leading the Company’s business. At any time when there is not an independent Chairman, the Board will designate an independent director to serve as lead director.

The independent directors have the opportunity to meet in executive session without management present at every regular Board meeting and at such other times as may be determined by the Chairman. The purpose of these executive sessions is to encourage and enhance communication among independent directors.

The Board believes that its programs for overseeing risk, as described in the “Board Risk Oversight” section below, would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

Director Independence

Nasdaq listing rules require a majority of a listed company’s board of directors to be comprised of independent directors who, in the opinion of the board of directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria under the Exchange Act.

Our Board undertook a review of its composition and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of our current directors listed above under “Information Regarding Director Nominees and Continuing Directors,” with the exception of Taylor Schreiber, is an “independent director” as defined under the Nasdaq listing rules. Dr. Schreiber is not deemed to be independent under the Nasdaq Listing Rules by virtue of his employment with the Company. Our former Chairman, Mr. Hornblower, was not deemed to be independent during the period he served on the Board due to his former employment with the Company. In making such determinations, our Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board also determined that each of the directors currently serving on the Audit Committee and the Compensation Committee satisfy the additional independence criteria under the Exchange Act.

Board Committees

Our Board has a separately designated Audit Committee, Compensation Committee and Nominating Committee, each of which is comprised solely of independent directors with the membership and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees is empowered to retain outside advisors as it deems appropriate, regularly reports its activities to the full Board and has a written charter, which is posted on our website located at https://ir.shattucklabs.com/investor-relations, under “Governance.”

Name	Audit Committee	Compensation Committee	Nominating Committee
Taylor Schreiber, M.D., Ph.D.
Helen M. Boudreau	Chair	X
Tyler Brous	X	Chair
Carrie Brownstein, M.D.			X
Neil Gibson, Ph.D.	X		Chair
George Golumbeski, Ph.D.		X
Michael Lee			X
# of Meetings in 2021	9	5	4

Audit Committee. The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of the Company, including the audits of the Company’s financial statements, the integrity of the financial statements and the annual review of the performance, effectiveness and independence of the outside auditor. This includes reviewing the financial information provided to stockholders and others and the adequacy and effectiveness of the Company’s internal controls. The committee also makes recommendations to the Board as to whether financial statements should be included in the Company’s Annual Report on Form 10-K.

Ms. Boudreau qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC, and all members of the Audit Committee are “financially literate” under Nasdaq listing rules.

Compensation Committee. The primary responsibilities of our Compensation Committee are to periodically review and approve the compensation and other benefits for our senior officers and directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our senior officers, evaluating the performance of these officers in light of the goals and objectives, and setting the officers’ compensation based on those evaluations. The committee also administers and makes recommendations to the Board regarding equity incentive plans that are subject to the Board’s approval and approves the grant of equity awards under the plans.

The Compensation Committee may delegate its authority to one or more subcommittees or to one member of the committee. The committee may also delegate authority to review and approve the compensation of our employees to certain of our executive officers. Even where the committee does not delegate authority, our executive officers will typically make recommendations to the committee regarding compensation to be paid to our employees and the size of equity awards under our equity incentive plans, but will not be present during voting or deliberations on their own compensation. The committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee engaged Aon in 2021 to provide advice regarding the amount and form of executive and director compensation.

Nominating Committee. The primary responsibilities of our Nominating Committee are to engage in succession planning for the Board, develop and recommend to the Board criteria for identifying and evaluating qualified director candidates, and make recommendations to the Board regarding candidates for election or reelection to the Board at each annual stockholders’ meeting. In addition, the committee is responsible for overseeing our corporate governance practices and making recommendations to the Board concerning corporate governance matters. The committee is also responsible for making recommendations to the Board concerning the structure, composition and functioning of the Board and its committees.

Board Risk Oversight

We believe that risk management is an important part of establishing and executing on the Company’s business strategy. Our Board, as a whole and at the committee level, focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. The committees oversee specific risks within their purview, as follows:

•

The Audit Committee has overall responsibility for overseeing the Company’s practices with respect to risk assessment and management. Additionally, the committee is responsible for overseeing management of risks related to our accounting and financial reporting processes.

•	The Compensation Committee is responsible for overseeing management of risks related to our compensation policies and programs.

•	The Nominating Committee is responsible for overseeing management of risks related to director succession planning and our corporate governance.

Our Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

Other Corporate Governance Practices and Policies

Director Attendance

The Board met five times during the year ended December 31, 2021. During 2021, each current member of the Board attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period in which he or she was on the Board or committee. Directors are encouraged to attend the annual meeting of stockholders. All of our directors then-serving on the Board attended the 2021 Annual Meeting of Stockholders.

Stockholder Communications

Stockholders and other interested parties may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. These communications will be compiled and reviewed by our Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

To enable the Company to speak with a single voice, as a general matter, senior management serves as the primary spokesperson for the Company and is responsible for communicating with various constituencies, including stockholders, on behalf of the Company. Directors may participate in discussions with stockholders and other constituencies on issues where Board-level involvement is appropriate. In addition, the Board is kept informed by senior management of the Company’s stockholder engagement efforts.

Code of Conduct

Our Board has adopted a Code of Business Conduct and Ethics that establishes the standards of ethical conduct applicable to all our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. It addresses, among other matters, compliance with laws and policies, conflicts of interest, corporate opportunities, regulatory reporting, external communications, confidentiality requirements, insider trading, proper use of assets and how to report compliance concerns.

A copy of the code is available on our website located at https://ir.shattucklabs.com/investor-relations, under “Governance.” We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable rules. Our Board is responsible for applying and interpreting the code in situations where questions are presented to it.

Anti-Hedging Policy

We have a policy that prohibits our employees, officers, directors and consultants from engaging in (a) short-term trading; (b) short sales; (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) hedging transactions.

Compensation Committee Interlocks

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Director Compensation

Non-Employee Director Compensation Policy

We adopted a policy for compensating our non-employee directors with a combination of cash and equity. During 2021, each director who was not an employee was entitled to receive cash compensation as set forth below (all such amounts paid in quarterly installments):

Annual Cash Retainers	Amount
Board membership (other than the Chairman or Lead Director)	$35,000
Chairman of the Board	$65,000
Lead Independent Director (if applicable)	$60,000

Additional annual retainers
Chair of the Audit Committee	$15,000
Chair of the Compensation Committee	$10,000
Chair of the Nominating Committee	$8,000
Member of the Audit Committee	$7,500
Member of the Compensation Committee	$5,000
Member of the Nominating Committee	$4,000

In addition to the annual retainers, during 2021, each of our non-employee directors were granted equity awards consisting of, as applicable (i) an initial, one-time award of stock options, restricted stock or restricted stock units, as determined in the discretion of the Compensation Committee, to each new non-employee director upon his or her election to the Board, with a grant date fair value equal to $140,000 that vests over a three-year period, subject to such director’s continued service; and (ii) an annual award of stock options, restricted stock or restricted stock units, as determined in the discretion of the Compensation Committee, with a grant date fair value equal to $70,000 that vests on the first anniversary of the date of grant (or if sooner, immediately prior to the next annual meeting of the Company’s stockholders).

The total amount of cash retainers paid and equity awards (valued based on the grant date fair value) granted by the Company to any director for his or her service on the Board will not exceed $750,000 in any fiscal year.

Under the non-employee director compensation policy, on June 19, 2021, each non-employee director serving at such time was granted an annual equity award in the form of an option covering 3,434 shares with a per share exercise price of $29.34. On November 12, 2021, in connection with Dr. Brownstein’s appointment to the Board, she was granted an initial equity award in the form of an option covering 10,467 shares with a per share exercise price of $19.27.

We reimburse all necessary and reasonable out-of-pocket expenses incurred by non-employee directors in connection with their service on our Board, subject to any applicable Company policies that may be in effect from time to time.

Our Board periodically reviews our director compensation program and may revise the compensation arrangements for our directors from time to time.

Fiscal Year 2021 Non-Employee Director Compensation Table

The following table shows the compensation earned in 2021 by the non-employee directors who served on the Board during such year. Dr. Schreiber did not receive any additional compensation for his 2021 Board service. For additional information on Dr. Schreiber’s 2021 compensation, see the “Executive Compensation” section below.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Helen M. Boudreau	55,000		69,986	—		124,986
Tyler Brous	77,500		69,986	—		147,486
Carrie Brownstein, M.D.	9,750		139,976	—		149,726
Neil Gibson, Ph.D.	50,500		69,986	—		120,486
George Golumbeski, Ph.D.	51,500		69,986	—		121,486
Josiah Hornblower	108,250	(2)	69,986	359,073	(3)	537,309
Michael Lee	39,000		69,986	—		108,986

(1)

Amounts shown in this column represent the aggregate grant date fair value of stock options granted during the year ended December 31, 2021, as computed in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in the Option Awards column are described in Note 9, Stock-Based Compensation, to our financial statements in our Annual Report on Form 10-K. Note that the amounts reported in this column reflect the aggregate accounting cost for these awards, and do not necessarily correspond to the actual economic value that may be received by the director from the awards.

(2)

Until April 1, 2021, Mr. Hornblower served as Executive Chairman of the Board and was entitled to receive a salary in connection with his employment ($92,000 in 2021). Effective as of such date, Mr. Hornblower stepped down from employment with the Company in connection with the decision to eliminate the position of Executive Chairman, and he continued to serve as non-executive Chairman of the Board, and was entitled to compensation as a non-employee director ($16,250 in 2021) until October 22, 2021, at which time he ceased serving on our Board.

(3)	Represents the value of life insurance premiums paid to Mr. Hornblower while an employee and severance paid in connection with Mr. Hornblower’s termination of employment.

As of December 31, 2021, each of the company’s non-employee directors held the following aggregate number of option awards:

Name	Option Awards
Helen M. Boudreau	88,290
Tyler Brous	32,120
Carrie Brownstein, M.D.	10,467
Neil Gibson, Ph.D.	62,945
George Golumbeski, Ph.D.	132,815
Josiah Hornblower	16,388
Michael Lee	4,720

Indemnification Agreements

We have entered into indemnification agreements with our officers and directors. The indemnification agreements and our amended and restated bylaws require us to indemnify these individuals to the fullest extent permitted by Delaware law.

EXECUTIVE OFFICERS

Biographical and other information regarding our executive officers is set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age (as of April 21)	Position
Taylor Schreiber, M.D., Ph.D.(1)	42	Chief Executive Officer and Director
Abhinav Shukla, Ph.D.	49	Chief Technical Officer
Lini Pandite, M.B.Ch.B.	63	Chief Medical Officer
Casi DeYoung	51	Chief Business Officer
Erin Ator Thomson	42	General Counsel
Andrew R. Neill	36	Chief Financial Officer

(1)	For Dr. Schreiber’s biographical information, see “Information Regarding Director Nominees and Continuing Directors” above.

Abhinav Shukla, Ph.D. Dr. Shukla has served as our Chief Technical Officer since June 2021. Prior to joining the Company, from March 2020 to June 2021, Dr. Shukla served as the Chief Technical Operations Officer of Redpin Therapeutics, a cell therapy company, where he was responsible for all aspects of process, analytical and formulation development, and cGMP manufacturing. Previously, he held several senior leadership positions, including Vice President of Manufacturing at CRISPR Therapeutics AG (Nasdaq: CRSP), a biotechnology company, from April 2019 to November 2019, and Vice President and Head of Biologics Process Development at Shire plc, a biopharmaceutical company, from June 2018 to April 2019. Dr. Shukla served in several roles at KBI Biopharma Inc., a contract development and manufacturing company, from November 2011 to June 2018, including as Senior Vice President of Process Development and Manufacturing, where he helped build the foundation for their contract process development and manufacturing business. He served in a senior role helping to commercialize multiple biologic therapies at Bristol-Myers Squibb (NYSE: BMY), a pharmaceutical company, from 2006 to 2011 and in a senior technical role at Amgen Inc. (Nasdasq: AMGN), a biopharmaceutical company, from 2000 to 2006. Dr. Shukla received his undergraduate degree from the Indian Institute of Technology, Delhi and his Ph.D. in Chemical and Biochemical Engineering from Rensselaer Polytechnic Institute.

Lini Pandite, M.B.Ch.B. Dr. Pandite has served as our Chief Medical Officer since July 2017. From May 2015 to June 2017, Dr. Pandite served as Head of Global Clinical Development and Senior Vice President at Adaptimmune Therapeutics plc (Nasdaq: ADAP), a clinical-stage biopharmaceutical company, where she was responsible for clinical development of the company’s immuno-oncology pipeline. From May 2001 to April 2015, Dr. Pandite served in a number of roles at GlaxoSmithKline plc (NYSE: GSK), including as Vice President, Medicines Development Leader, and Head Unit Physician for Oncology. Dr. Pandite was an attending physician at Sylvester Comprehensive Cancer Center/Jackson Memorial Hospital in Miami from January 1998 to November 2000 and at Dana Farber Cancer Institute in Boston from July 1993 to August 1996, and has held academic appointments at Harvard University and the University of Miami. She has served on the board of Codiak BioSciences, Inc. (Nasdaq: CDAK) since August 2021. She earned her M.B.Ch.B. from The University of Liverpool, England and her M.B.A. from Duke University.

Casi DeYoung. Ms. DeYoung has served as our Chief Business Officer since December 2019. From June 2018 to December 2019, Ms. DeYoung served as Vice President and Chief Operating Officer for ImmuneSensor Therapeutics, an immunotherapy-focused biotechnology company, where she was responsible for corporate strategy, start-up operations, intellectual property, oversight of the company’s first IND filing and the initiation of a first-in-human Phase I clinical trial. She served as Chief Business Officer at Mirna Therapeutics, Inc., an oncology-focused biopharmaceutical company, from March 2014 to June 2017, Vice President of Business Development at Reata Pharmaceuticals, Inc. (Nasdaq: RETA), a clinical-stage biopharmaceutical company, from

May 2008 to December 2013, Vice President of Business Development at ODC Therapy, Inc., a cancer immunotherapy company, from November 2005 to March 2008, and in various roles at EMD Pharmaceuticals, Inc., a subsidiary of Merck KGaA, and Merck KGaA (OTCMKTS: MKKGY) from 2000 to 2005. Ms. DeYoung earned her B.S. in Chemistry from Southwestern University and her M.B.A. from the McCombs School of Business at the University of Texas at Austin.

Erin Ator Thomson. Ms. Thomson has served as our General Counsel since October 2017. From 2007 to 2017, she was an Associate, and later Counsel, at the law firm of Vinson & Elkins LLP in Austin, Texas, where she advised both early-stage biotech and pharma clients on a wide range of intellectual property and other legal issues, including strategic transactions, in-bound and out-bound licenses, collaborations, mergers and acquisitions, freedom-to-operate analyses, due diligence, assessment of IP portfolios, patent litigation and licensing disputes. Ms. Thomson earned her B.S. in Biology from Pepperdine University and her J.D. from Baylor University, where she graduated summa cum laude. She conducted post-graduate research at the University of California, San Francisco and clerked for Chief Justice Wallace Jefferson of the Supreme Court of Texas. She is admitted to practice law in Texas and is a registered U.S. patent attorney.

Andrew R. Neill. Mr. Neill has served as our Chief Financial Officer since March 2021. He previously served as our Vice President of Finance and Corporate Development from July 2020 to March 2021 and as our Vice President of Corporate Development and Strategy from May 2017 to July 2020. From August 2010 to August 2016, Mr. Neill was the co-founder of Lumos Pharma, Inc. (Nasdaq: LUMO), a biopharmaceutical company focused on developing therapeutics for genetic rare diseases. From March 2009 to February 2014, Mr. Neill served as an analyst at Innovations in Drug Development, LLC, a pharmaceutical and biotechnology research management consulting company. Mr. Neill earned his B.B.A. from Texas Christian University and his M.B.A. with majors in Health Care Management and Finance from The Wharton School at the University of Pennsylvania, where he was a Kaiser Fellow.

EXECUTIVE COMPENSATION

Our named executive officers (“NEOs”) for 2021, which consist of our principal executive officer in 2021 and our two other most highly compensated executive officers who served during the year ended December 31, 2021, are:

•	Dr. Taylor Schreiber, our Chief Executive Officer;

•	Dr. Arundathy Nirmalini (Lini) Pandite, our Chief Medical Officer; and

•	Ms. Casi DeYoung, our Chief Business Officer.

2021 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our NEOs for 2021 and 2020.

Name and Principal Position	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Taylor Schreiber, M.D., Ph.D.	2021	$525,000	$—	$199,500	$19,951	$744,451
Chief Executive Officer	2020	$394,531	$1,569,357	$116,400	$15,178	$2,095,466
Arundathy Nirmalini (Lini) Pandite, M.B.Ch.B.	2021	$465,000	$—	$150,288	$23,152	$638,440
Chief Medical Officer	2020	$417,500	$1,248,444	$147,683	$17,819	$1,831,446
Casi DeYoung	2021	$380,000	$—	$122,816	$20,666	$523,482
Chief Business Officer	2020	$340,000	$773,172	$98,940	$1,721	$1,213,833

(1)

Amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with FASB Accounting Standards Codification Topic 718) of stock options granted during the year. A description of the methodologies and assumptions we use to value equity awards and the manner in which we recognize the related expense are described in Note 9 to our audited financial statements, Stock-Based Compensation, included in our Annual Report on Form 10-K. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock at the time the award is exercised and retention of the award through the applicable vesting period.

(2)	Following the end of the fiscal year, we awarded each of our NEOs bonuses in respect of our performance in the prior fiscal year based on the achievement of individual and Company performance goals.
(3)

Represents the sum of the Company’s 401(k) plan matching contributions, cash bonus of $7,500 in exchange for the NEO’s agreement to revised severance entitlements designed to better reflect market practices, and life and AD&D insurance premiums paid on behalf of each of our NEOs.

Outstanding Equity Awards at 2021 Fiscal-Year End Table

The following table sets forth information regarding outstanding equity awards as of December 31, 2021 for each of our NEOs.

		Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Taylor Schreiber, M.D., Ph.D.	8/6/2020	54,937	125,586	4.67	8/5/2030
	12/22/2020	6,891	20,672	53.02	12/22/2030
Arundathy Nirmalini (Lini) Pandite, M.B.Ch.B.	9/19/2018	57,071	6,634	2.95	9/18/2028
	8/6/2020	27,401	54,799	4.67	8/5/2030
	12/22/2020	6,891	20,672	53.02	12/22/2030
Casi DeYoung	12/4/2019	84,946	84,934	3.17	12/3/2029
	8/6/2020	10,276	20,549	4.67	8/5/2030
	12/22/2020	4,686	14,057	53.02	12/22/2030

(1)

Each option award expires on or just prior to the tenth anniversary of the date of grant. 25% of each stock option award vests on the one-year anniversary of the grant date (or the vesting commencement date specified in the award agreement for 2020 grants) and the remainder of the shares underlying the options vest in equal installments over the next 36 months, subject to the applicable NEO’s continued service through each such vesting date. The vesting commencement date for Dr. Pandite’s option award granted in 2018 was May 15, 2018, and for Ms. DeYoung’s option awards granted in 2019, the vesting commencement date was December 9, 2019.

All company equity awards currently outstanding, including stock options held by our named executive officers, that were granted prior to the completion of our IPO in October 2020 were granted under the Shattuck Labs, Inc. 2016 Stock Incentive Plan. Such plan was discontinued in connection with the IPO and outstanding awards thereunder were cancelled and replaced with equivalent awards under our 2020 Stock Incentive Plan. All equity awards granted following October 2020 were granted under the Shattuck Labs, Inc. 2020 Equity Incentive Plan.

Employment Agreements

Dr. Schreiber. We are party to an employment agreement with Dr. Schreiber effective as of December 5, 2019. On March 27, 2020, Dr. Schreiber’s employment agreement was amended to reflect his transition to serve as the Chief Executive Officer as of January 29, 2020, and this agreement was further amended on March 12, 2021. The agreement provides for his base salary, eligibility to receive an annual performance bonus with a target bonus amount of 30% of his base salary and eligibility to participate in the Company’s employee benefit plans. The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to 30 days’ notice for Dr. Schreiber and the severance provisions described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.” Dr. Schreiber’s base salary was increased to $400,000 effective as of January 29, 2020 and increased to $525,000 effective as of January 1, 2021 with a target bonus amount of 50%.

Dr. Pandite. We are party to an employment agreement with Dr. Pandite effective as of December 5, 2019, pursuant to which she serves as our Chief Medical Officer. This agreement was amended on March 12, 2021. The agreement provides for her base salary, eligibility to receive an annual performance bonus with a target bonus amount of 35% of base salary and eligibility to participate in the Company’s employee benefit plans. The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to 30 days’ notice for Dr. Pandite and the severance provisions described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.” Dr. Pandite’s base salary was increased to $435,000 effective as of July 15, 2020, increased to $465,000 effective as of January 1, 2021, and increased to $479,000 effective as of January 1, 2022 with a target bonus amount of 40%.

Ms. DeYoung. We are party to an employment agreement with Ms. DeYoung effective as of December 9, 2019, pursuant to which she serves as our Chief Business Officer. This agreement was amended on March 12, 2021. The agreement provides for her base salary, eligibility to receive an annual performance bonus with a target bonus amount of 30% of base salary and eligibility to participate in the Company’s employee benefit plans. The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to 30 days’ notice for Ms. DeYoung and the severance provisions described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.” Ms. DeYoung’s base salary was increased to $380,000 effective as of January 1, 2021, and increased to $405,000 effective as of January 1, 2022 with a target bonus amount of 40%.

2021 Annual Bonus Program

At the beginning of 2021, the Compensation Committee of our Board established overall corporate performance goals and a methodology by which employees, including each of our NEOs, would be awarded an annual bonus based on achievement of the corporate performance goals. In addition, the Compensation Committee established that each of our NEOs would be eligible for bonus awards of up to the following target bonus amounts: Dr. Schreiber-$262,500, Dr. Pandite-$186,000, and Ms. DeYoung-$152,000. The corporate performance goals included key milestones with respect to the clinical development of SL-279252 and SL-172154, continued research and development activities, including the advancement of certain pre-clinical product candidates, expansion of Shattuck’s manufacturing capabilities, and other corporate and business development objectives. Personal responsibility for achievement of, and individual performance in support of, the enumerated corporate goals was also evaluated by the Compensation Committee in assessing final performance for the year. Following its assessment of the level of achievement of the corporate goals in December 2021, the Compensation Committee approved final bonus payments to the NEOs based on achievement of corporate performance goals at 76% of target and the evaluation of each NEO’s individual performance as follows: Dr. Schreiber-$199,500, Dr. Pandite-$150,288, and Ms. DeYoung-$122,816. Such bonus payments were made in early 2022.

Equity Awards

Due to a change in timing of our annual equity awards from the fourth quarter of the year to the first quarter of the year, none of our NEOs received any equity awards in fiscal year 2021. In January 2022, we awarded each of our NEOs annual equity awards in the form of restricted stock units and stock options. Such equity awards will be reported as compensation for fiscal 2022.

Post-Employment Compensation and Change in Control Payments and Benefits

Employment Agreements

Pursuant to the terms of the employment agreements with each of the NEOs, upon a termination without cause or resignation with good reason not in connection with a change in control, the NEO will receive, subject to the NEO’s execution and non-revocation of a release of claims in favor of the company, or the Release Condition, and continued compliance with restrictive covenants (i) severance payments equal to one times the NEO’s annual base salary, (ii) any earned but unpaid prior year annual bonus and a pro-rata annual bonus for the year of termination based on actual performance, (iii) accelerated vesting of all unvested equity awards granted on or prior to December 1, 2020 (with performance-based awards earned at the target level of performance) and (iv) payment of COBRA premiums for up to 12 months, or, if sooner, until eligible for similar coverage through another employer. If the NEO is terminated without cause or resigns for good reason within 30 days prior to, or 12 months following, a change in control, then the NEO severance multiplier will be increased from one to 1.5 and will apply to both the executive’s annual base salary and target annual bonus, all outstanding equity awards will fully accelerate regardless of grant date, and the maximum COBRA premium payment period will be extended from 12 to 18 months. Severance payments remain subject to the Release Condition and compliance with restricted covenants.

“Good Reason” under each of the NEO employment agreements generally means the occurrence of any of the following events, without the executive’s consent, provided, in each case, that such event is not cured within 30 days after the company receives notice from the executive specifying in reasonable detail the event constituting Good Reason: (i) failure to pay the annual base salary or annual bonus when due, (ii) a reduction in the annual base salary or annual bonus, (iii) any diminution in the executive’s title or any substantial and sustained diminution in the executive’s duties or (iv) a required relocation of the executive’s primary work location by more than 25 miles.

“Cause” under each of the NEO employment agreements generally means: (i) indictment for, conviction of, or a plea of nolo contendere to, (x) a felony (other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude that could be injurious to the company or its reputation, (ii) willful malfeasance or willful misconduct which is materially and demonstrably injurious to the company, (iii) any act of fraud in the performance of executive’s duties or (iv) a material breach of any agreement with the company or any of the company’s material policies.

“Change in Control” under each of the NEO employment agreements generally means the occurrence of one or more of the following events: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Exchange Act) or “group” (as such term is used in Section 13(d)(3) of the Exchange Act), other than the company or its subsidiaries or any benefit plan of the company or its subsidiaries is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the voting stock of the company; (ii) the company transfers all or substantially all of its assets (unless the stockholders of the company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the company or the company’s ultimate parent company if the company is a subsidiary of another corporation); or (iii) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the stockholders of the company immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock of the company or the company’s ultimate parent company if the company is a subsidiary of another corporation.

Each employment agreement provides that, to the extent that any payments would be subject to the excise tax imposed under Section 4999 of the Code, each executive will be entitled to receive either (a) the full amount of payments and benefits in connection with their employment with the company or (b) a portion of the payments and benefits having a value equal to $1 less than three times the NEO’s “base amount” (as defined in Section 280G(b)(3)(A) of the Code), whichever results in the receipt of the greater amount on an after-tax basis.

Other Benefits

We offer our eligible full-time employees, including our NEOs, the opportunity to participate in our tax-qualified 401(k) plan. Employees can contribute 1% to 99% of their eligible earnings up to the Internal Revenue Service’s annual limits on a before-tax basis. We provide a 100% match of the first 3% and 50% match of the following 2% of eligible compensation. The matches we provided to our NEOs in 2021 are reflected in the “All Other Compensation” column of the 2021 Summary Compensation Table above. The matching funds that we provide are 100% vested. We maintain an employee stock purchase plan in order to enable eligible employees to purchase shares of our common stock at a discount. We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

CERTAIN INFORMATION ABOUT OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table presents information regarding beneficial ownership of our common stock as of March 1, 2022 by:

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the date of this table. To our knowledge and subject to applicable community property rules, and except as otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

The percentage ownership information shown in the column titled “Shares Beneficially Owned – Percentage” in the table below is based on 42,363,901 shares outstanding as of the date of this table. Unless otherwise indicated, the address of each individual listed in this table is the Company’s address set forth on the first page of this Proxy Statement.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% and Greater Stockholders
Entities affiliated with Fidelity(1)	6,336,980	14.96%
Entity affiliated with Redmile Group, LLC(2)	5,619,914	13.27%
Entities affiliated with BlackRock, Inc.(3)	2,209,819	5.22%
Named Executive Officers and Directors
Taylor Schreiber, M.D., Ph.D.(4)	2,881,853	6.79%
Helen M. Boudreau(5)	84,856	*
Tyler Brous(6)	258,358	*
Carrie Brownstein, M.D.	—	*
Neil Gibson, Ph.D.(7)	112,256	*
George Golumbeski, Ph.D.(8)	129,381	*
Michael Lee (9)	1,286	*
Casi DeYoung(10)	139,556	*
Lini Pandite, M.B.Ch.B.(11)	246,721	*
All Executive Officers and Directors as a group (12 persons)(12)	4,269,557	9.89%

*	Represents beneficial ownership of less than one percent.
(1)

Based on a Schedule 13G/A filed on February 9, 2022, the ownership of entities affiliated with Fidelity consists of 6,336,980 shares held by subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, or the Investment Company Act, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (the “Fidelity Funds”), advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of each person and entity listed above is 245 Summer Street, Boston, Massachusetts 02110.
(2)

Based on a Schedule 13D filed on October 15, 2020, the ownership of entities affiliated with Redmile Group, LLC consists of 5,619,914 shares held by Redmile Biopharma Investments II, L.P. Redmile Group, LLC is the investment adviser to Redmile Biopharma Investments II, L.P. and, in such capacity, exercises sole voting and investment power over all of the securities held by Redmile Biopharma Investments II, L.P. and may be deemed to be the beneficial owner of these securities. Jeremy C. Green serves as the managing member of Redmile Group, LLC and also may be deemed to be the beneficial owner of these shares. Redmile Group, LLC, Mr. Green and Mr. Lee each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The business address of Redmile Biopharma Investments II, L.P. is c/o Redmile Group, LLC, 1 Letterman Drive, Building D, Suite D3-300, San Francisco, California 94129. Mr. Lee is a member of our Board and a Co-Founder and Portfolio Manager of Redmile Group, LLC.

(3)

Based on a Schedule 13G filed on February 4, 2022 and consists of 2,209,819 shares held by entities affiliated with BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power over 2,175,670 shares and sole dispositive power over 2,209,819 shares. The business address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(4)

Consists of (a) 2,610,750 shares held by Houghton Capital Holdings, LLC, which is controlled by Dr. Schreiber, (b) 195,202 shares held in Dr. Schreiber’s name and (c) 75,901 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(5)	Consists of 84,856 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(6)	Consists of (a) 229,672 shares and (b) 28,686 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(7)	Consists of (a) 52,745 shares and (b) 59,511 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(8)	Consists of 129,381 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(9)	Consists of 1,286 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(10)	Consists of (a) 21,363 shares and (b) 118,193 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(11)	Consists of (a) 140,904 shares and (b) 105,817 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(12)	Consists of (a) 3,461,536 shares and (b) 808,021 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. To our knowledge, based solely on our review of Forms 3, 4 and 5 filed with the SEC or written representations that no Form 5 was required, during the year ended December 31, 2021, we believe that our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities timely filed all reports required under Section 16(a) of the Exchange Act, except that, due to administrative error, one Form 4 to report an exercise of a derivative security exempted pursuant to Rule 16-3 was filed late with respect to Dr. Pandite, one Form 4 to report four distributions of shares without consideration was filed late with respect to Mr. Brous and one Form 3 and one Form 4 to report an award of stock options was filed late with respect to Dr. Brownstein.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2021. As of such date, we had outstanding awards under three equity compensation plans: our 2016 Stock Incentive Plan (the “2016 Plan”), our 2020 Stock Incentive Plan (the “2020 Plan”) and our 2020 Employee Stock Purchase Plan (the “2020 ESPP”).

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,448,676	$10.96	4,311,324	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	2,448,676	$10.96	4,311,324	(1)

(1)

Includes 3,912,408 shares available for grant under the 2020 Plan and 393,689 shares available for grant under the 2020 ESPP, including 5,227 shares subject to purchase during the purchase periods in effect as of December 31, 2021. Excludes 1,693,555 and 423,388 shares that were added to the 2020 Plan and the 2020 ESPP, respectively, on January 1, 2022 pursuant to the evergreen provisions thereunder that provide for automatic annual increases on January 1 of each year until January 1, 2030 equal to 4% and 1%, respectively, of our outstanding shares as of the preceding December 31 (or such lesser amounts as approved by the Board). As of December 31, 2021, there were no shares available for future grants under the 2016 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2020 or any currently proposed transaction, to which we were or are a party in which:

•	the amount involved exceeds $120,000; and

•

any of our directors or executive officers, any holder of more than 5% of any class of our voting capital stock or any member of his or her immediate family had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled “Executive Compensation” or that were approved by our Compensation Committee.

Beneficial ownership of securities is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to such securities.

Related Party Transactions

Preferred Stock Financings

In January 2020, with subsequent closings in February and March 2020, we completed an equity financing and issued and sold an aggregate of 550,571 shares of our Series B redeemable convertible preferred stock at a purchase price of $62.88051 per share. We issued and sold the shares of Series B redeemable convertible preferred stock pursuant to a stock purchase agreement entered into with investors, for an aggregate purchase price of approximately $34.62 million. Each share of our Series B redeemable convertible preferred shares automatically converted into 6.85 shares of our common stock immediately prior to the completion of our IPO in October 2020. The following table summarizes purchases of our Series B redeemable convertible preferred stock by related persons:

Participant	Shares of Series B Redeemable Convertible Preferred Stock	Total Purchase Price
ECMC Group, Inc.	79,516	$5,000,006.63
Entities affiliated with Daniel A. Traylor	47,709	$2,999,966.25
Entities affiliated with Delphinium, Inc.	31,806	$1,999,977.50
Clark BP, LLC	15,609	$981,501.88
Entities affiliated with Josiah Hornblower	10,337	$649,995.83
Entities affiliated with G. Walter Loewenbaum	3,976	$250,012.91
Entities affiliated with Tyler Brous	3,976	$250,012.91
Taylor Schreiber, M.D., Ph.D.	397	$24,963.56

In June 2020, we issued and sold an aggregate of 1,319,964 shares of our Series B-1 redeemable convertible preferred stock at a purchase price of $62.88051 per share. We issued and sold the shares of Series B-1 redeemable convertible preferred stock pursuant to a stock purchase agreement entered into with investors, for an aggregate purchase price of approximately $83.0 million. Each share of our Series B-1 redeemable convertible preferred shares automatically converted into 6.85 shares of our common stock immediately prior to the completion of our IPO in October 2020. The following table summarizes purchases of our Series B-1 redeemable convertible preferred stock by related persons:

Participant	Shares of Series B-1 Redeemable Convertible Preferred Stock	Total Purchase Price
Redmile Biopharma Investments II, L.P.	318,064	$20,000,026.54
Entities affiliated with Fidelity Investments	318,064	$20,000,026.50
Entities affiliated with Janus Henderson	190,838	$11,999,990.80
Entities affiliated with EcoR1 Capital LLC	159,032	$10,000,013.28
Entities affiliated with Hatteras Venture Partners	79,516	$5,000,006.63
Entities affiliated with Delphinium, Inc.	25,762	$1,619,927.70
ECMC Group, Inc.	15,903	$999,988.75
Entities affiliated with Tyler Brous	12,720	$799,840.09
Entities affiliated with G. Walter Loewenbaum	10,338	$650,058.71
Clark BP, LLC	7,952	$500,025.82

Second Amended and Restated Investors’ Rights Agreement

We are party to a second amended and restated investors’ rights agreement effective as of June 12, 2020 (the “IRA”) with our stockholders who previously held our redeemable convertible preferred stock and certain other stockholders. The IRA provides these holders with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. These registration rights will terminate no later than five years after the completion of our IPO or, with respect to any particular holder, at such time that such holder can sell its shares, under Rule 144 under the Securities Act or otherwise, during any 90-day period without registration.

Second Amended and Restated Voting Agreement

We are party to a second amended and restated voting agreement effective as of June 12, 2020 (the “Voting Agreement”) with our stockholders who previously held our redeemable convertible preferred stock and certain other holders of our capital stock, and entities affiliated with our two founders. All of our current directors, excluding Carrie Brownstein, were elected pursuant to the terms of this agreement. The Voting Agreement terminated upon completion of our IPO, and members previously elected to our Board pursuant to this agreement will continue to serve as directors until they resign, are removed or their successors are duly elected by the holders of our common stock.

Second Amended and Restated Right of First Refusal and Co-Sale Agreement

We are party to a second amended and restated right of first refusal and co-sale agreement effective as of June 12, 2020 (the “ROFR Agreement”) with our stockholders who previously held our redeemable convertible preferred stock and certain other holders of our capital stock. The ROFR Agreement terminated upon completion of our IPO.

Takeda Collaboration Agreement

On August 8, 2017, we entered into a Collaboration Agreement (the “Collaboration Agreement”) with Millennium Pharmaceuticals, Inc. (“Takeda”), a wholly owned subsidiary of Takeda Pharmaceutical Company, Ltd. The Collaboration Agreement was subsequently amended in April 2018, October 2018 and March 2020.

Pursuant to the Collaboration Agreement, we were required to use our commercially reasonable efforts to conduct preclinical and Phase 1 clinical trials for two molecules, SL-279252 and SL-115154, and Takeda had an exclusive option to license one or both of these clinical-stage ARC molecules for a specified amount of time related to each respective Phase 1 trial. During the development phase of the Collaboration Agreement, we could not, by ourselves or through a third party, develop or commercialize a compound, molecule or product that targeted both PD-1 and OX40L, or a compound, molecule or product that targeted both CSF1R and CD40L. Additionally, under the Collaboration Agreement, Takeda was granted a time-limited right of first negotiation to enter into licenses for each molecule within a specified class of ARC molecules.

As of December 31, 2019, Takeda had a right to appoint a director to our Board and held an approximate 14% ownership interest in the Company’s outstanding shares. As a result, all revenue, accounts receivable and deferred revenue related to the Collaboration Agreement in 2019 represented related party transactions. Following the completion of the IPO in October 2020, the director appointed by Takeda resigned from our Board. As of December 31, 2020, Takeda held an approximate 5.0% ownership interest in the Company’s outstanding shares. Considering the resignation of the Takeda director and percent ownership as of December 31, 2020, the Company no longer considered Takeda a related party.

The Collaboration Agreement was mutually terminated pursuant to a termination agreement dated November 8, 2021 (the “Termination Agreement”). Under the terms of the Termination Agreement, the Company is not required to satisfy any remaining performance obligations, the Company will not make any payments to or receive any future milestone or royalty payments from Takeda and all options to license and rights of first negotiation held by Takeda under the Collaboration Agreement were terminated. The remaining deferred revenue was recognized as revenue in the fourth quarter of 2021. The Company received cash of $3.6 million and $14.0 million in the years ended December 31, 2021 and 2020, respectively, and recognized total revenue of $82.0 million through December 31, 2021 under the Collaboration Agreement.

Indemnification Agreements and Compensation Arrangements

In connection with our IPO, we entered into agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of the Company or that person’s status as a member of our Board to the maximum extent allowed under Delaware law.

Additionally, we have entered into compensation arrangements with our named executive officers and directors, which are described elsewhere in the “Executive Compensation” and “Director Compensation” sections of this Proxy Statement.

Related Person Transaction Policy

We have adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the amount involved exceeds or is expected to exceed $120,000, (ii) the Company or any of our subsidiaries is a participant and (iii) any related person (as defined above) has or will have a direct or indirect interest. Transactions involving compensation for services provided to us as an employee or director, among other limited exceptions, are deemed to have standing pre-approval by the Audit Committee but may be specifically reviewed if appropriate in light of the facts and circumstances.

Under the policy, if a transaction has been identified as a related person transaction, our Audit Committee must review the material facts and either approve or disapprove of the entry into the transaction. If advance approval of the transaction is not feasible, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the next regularly scheduled meeting. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to avoid activities that create or give the appearance of a conflict of interest, and directors and executive officers must consult and seek prior approval of potential conflicts of interest from the Audit Committee. In considering related party transactions, our Audit Committee will take into account the relevant available facts and circumstances including, but not limited to:

•	whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the extent of the related person’s interest in the transaction.

OTHER MATTERS

Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 of the Exchange Act, stockholders who wish to submit proposals for inclusion in the proxy statement for the 2023 Annual Meeting of Stockholders must send such proposals to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. Such proposals must be received by us as of the close of business (6:00 p.m. Eastern Time) on December 22, 2022 and must comply with Rule 14a-8 of the Exchange Act. Such proposals may or may not be included in the proxy statement.

As set forth in our bylaws, if a stockholder intends to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2023 Annual Meeting of Stockholders, the stockholder’s notice must be received by our Corporate Secretary at the address set forth on the first page of this Proxy Statement no earlier than the 120th day and no later than the 90th day before the anniversary of the last annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which the first public announcement of the date of such annual meeting is made by the Company. Therefore, unless the 2023 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, notice of proposed nominations or proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be received by our Corporate Secretary no earlier than February 7, 2023 and no later than the close of business (6:00 p.m. Eastern Time) on March 9, 2023. Any such director nomination or stockholder proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our bylaws. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions for the 2023 Annual Meeting must provide the notice required under Rule 14a-19 of the Exchange Act to our Corporate Secretary in writing not later than the close of business (6:00 p.m. Eastern Time) on April 10, 2023.

Delivery of Documents to Stockholders Sharing an Address

A number of brokerage firms have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders who have the same address and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, including this Proxy Statement, the Notice and our Annual Report on Form 10-K for the year ended December 31, 2021, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call (512) 900-4690, and we will promptly deliver the proxy materials to you. Please contact your broker if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.

Availability of Additional Information

We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, including exhibits, on the written or oral request of any stockholder of the Company. Please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement or call the number above.

Shattuck Labs, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 14, 2022 DATE: TIME: PLACE: Tuesday, June 7, 2022 11:00 AM, Eastern Time Annual Meeting to be held live via the Internet. Please visit www.proxydocs.com/STTK for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Taylor Schreiber, Andrew R. Neill and Erin Ator Thomson (the “Named Proxies”), and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Shattuck Labs, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at 11:00 a.m. (Eastern Time) on Tuesday, June 7, 2022 live via the Internet or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURMENTS THEREOF. IN THE EVENT THAT ANY OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS FORM ARE UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE, THE SHARES REPRESENTED BY THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Shattuck Labs, Inc. Annual Meeting of Stockholders X Please make your marks like this: Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ALL director nominees listed in Proposal 1 and FOR Proposal 2 BOARD OF DIRECTORS RECOMMENDS PROPOSAL YOUR VOTE FOR ALL WITHHOLD ALL FOR ALL EXCEPT* FOR ALL 1.02 George Golumbeski *To withhold authority to vote for any nominee(s), mark the box “FOR ALL EXCEPT” and write the number(s) of the nominee(s) below: FOR AGAINST ABSTAIN 2.Ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022 FOR Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournments and postponements thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/STTK Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date 1.01 Neil Gibson 1.Elect Class II directors to serve until the 2025 Annual Meeting: Nominees: